UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2007

ASHTON WOODS USA L.L.C.

(Exact name of registrant as specified in its charter)

Nevada	333-129906	75-2721881
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1080 Holcomb Bridge Road

Building 200, Suite 350

Roswell, GA 30076

(Address of Principal

Executive Offices)

(770) 998-9663

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2007, Ashton Woods USA L.L.C. (the “Company”) entered into a Second Amendment to First Amended and Restated Credit Agreement (the “Amendment”) with the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto, which amends certain terms of the First Amended and Restated Credit Agreement dated as of December 16, 2005, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of January 11, 2007. The Amendment provides for a permanent reduction in the interest coverage ratio to 2.00 to 1.00, from 2.50 to 1.00, and includes a provision allowing such ratio to fall to no less than 1.75 to 1.00 for up to three consecutive fiscal quarters in any rolling four fiscal quarter period ending on or before May 31, 2009. The Amendment also provides that in the event the interest coverage ratio for any fiscal quarter is less than 2.00 to 1.00, (1) the leverage ratio decreases to 2.00 to 1.00, from 2.25 to 1.00, for such fiscal quarter and (2) certain interest rates and margins are adjusted as set forth in the amendment.

A copy of the Amendment is filed with this report as Exhibit 10.1 and is hereby incorporated by reference herein. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 8.01 Other Events.

On June 20, 2007, the Company issued a press release announcing the Amendment.  A copy of the press release is included as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1

Second Amendment to First Amended and Restated Credit Agreement dated as of June 15, 2007, by and among the Company, the lenders party thereto, Wachovia Bank, National Association, as agent, and the guarantors party thereto.

99.1	Press release dated June 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHTON WOODS USA L.L.C.

Date: June 20, 2007	By: Robert Salomon
Robert Salomon
Chief Financial Officer